Prospectus Supplement No. 1

                                                Filed Pursuant to Rule 424(b)(3)

                                                      Registration No. 333-74122

PROSPECTUS SUPPLEMENT
(To Prospectus dated April 5, 2002)


                         J. C. PENNEY CORPORATION, INC.

                                  $650,000,000
                   5% Convertible Subordinated Notes Due 2008

                           J. C. PENNEY COMPANY, INC.

     22,807,018 Shares of Common Stock Issuable Upon Conversion of the Notes


        ----------------------------------------------------------------


     This prospectus supplement relates to the resale of (i) up to $650,000,000 aggregate principal amount of our 5% Convertible Subordinated Notes Due 2008, and (ii) up to 22,807,018 shares of our common stock which are initially issuable upon conversion of the notes by any holders thereof. The notes and the underlying common stock may be offered from time to time for the accounts of the selling securityholders named herein, in the prospectus dated April 5, 2002, or in additional supplements to the prospectus. This prospectus supplement reflects transactions by various selling securityholders since the date of the prospectus.

     The notes are convertible, in whole or in part, at the option of the selling securityholder at any time prior to the close of business on the business day immediately preceding October 15, 2008, unless previously redeemed or repurchased, into shares of common stock, at a conversion price of $28.50 per share (equivalent to a conversion rate of 35.0877 shares per $1,000 principal amount of notes), subject to adjustment in certain circumstances. Our common stock is traded on The New York Stock Exchange under the symbol "JCP." On April 19, 2002, the last sale price for our common stock as reported on The New York Stock Exchange was $20.98 per share.

     We will not receive any of the proceeds from the sale of the notes or the underlying common stock being offered by the selling securityholders. The notes and the underlying common stock may be offered in negotiated transactions or otherwise, at market prices prevailing at the time of sale or at negotiated prices. In addition, the shares of common stock may be offered from time to time through ordinary brokerage transactions on The New York Stock Exchange. See "Plan of Distribution" in the prospectus. The selling securityholders and any brokers, dealers or agents that participate with the selling securityholders in the distribution of the notes or the underlying common stock may be deemed to be "Underwriters" within the meaning of the Securities Act, in which case any commissions received by such brokers-dealers, agents or underwriters and any profit on the resale of the notes or the underlying common stock purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act.

       NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR DETERMINED IF THIS PROSPECTUS SUPPLEMENT IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

            THE DATE OF THIS PROSPECTUS SUPPLEMENT IS APRIL 22, 2002.

                             SELLING SECURITYHOLDERS

     The following table, which sets forth certain information regarding the beneficial ownership of notes by the selling securityholders and the number of shares of common stock issuable upon conversion of the notes as of April 19, 2002, has been updated from the table contained in the "Selling Securityholders" section of the prospectus to update some positions and include certain additional selling securityholders. Any or all of the notes or underlying common stock listed below may be offered for sale pursuant to this prospectus supplement by the selling securityholders from time to time. Accordingly, no estimate can be given as to the amount of the notes or underlying common stock that will be held by the selling securityholders upon consummation of any such sales. In addition, the selling securityholders identified below may have sold, transferred or otherwise disposed of all or a portion of their notes since the date on which the information regarding their notes was provided, in transactions exempt from the registration requirements of the Securities Act. Information about the selling securityholder may change over time. Any changes in this information will be set forth in prospectus supplements, if required.

                                                                                                          Percent
                                                                                            Number          of
                                                                                          of Shares       Common
                                                            Percent-       Number of      of Common       Stock
                                                Prin-        age of          Shares         Stock         Owned
                                                cipal         Notes        into which       Owned         After
                                               Amount         Out-         the Notes        Before         the
                                                 of         Standing        are Con-         the         Offering
Name                                          Notes (1)        (1)        vertible (2)   Offering (3)      (4)
--------                                     -----------  ------------   --------------  -------------  ---------
Canyon Capital Arbitrage Master Fund, Inc.    6,000,000         *           210,526           0             *
Canyon MAC 18 Ltd. (RMF)                      1,400,000         *            49,122           0             *
Canyon Value Realization Fund (Cayman),
  Ltd.                                        8,200,000       1.26%         287,719           0             *
DeAm Convertible Arbitrage Fund               2,000,000         *            70,175           0             *
First Union Securities, Inc.                 14,000,000       2.15%         491,228           0             *
Jefferies and Company, Inc.
  Harborside Financial Center                 1,000,000         *            35,087           0             *
KBC Financial Products USA, Inc.              3,236,000         *           113,543           0             *
KD Convertible Arbitrage Fund, LP             1,000,000         *            35,087           0             *
Value Line Income and Growth Fund, Inc.         500,000         *            17,543           0             *
Value Realization Fund, LP                    4,400,000         *           154,385           0             *
WPG Convertible Arbitrage Overseas
  Masterfund, LP                              2,750,000         *            96,491           0             *
Zazove Convertible Arbitrage Fund, LP           300,000         *            10,526           0             *
Zazove Hedged Convertible Fund, LP            3,000,000         *           105,263           0             *
Zurich Institutional Benchmarks Master
  Funds, Ltd.                                 1,800,000         *            63,157           0             *

* Less than 1%.

(1) The information set forth herein is as of April 19, 2002 and is based upon $650,000,000 aggregate principal amount of notes outstanding.

(2) Assumes conversion of the full amount of notes held by such selling securityholder at the initial conversion price of $28.50 per share of J. C. Penney Company, Inc. common stock; such conversion price is subject to adjustment as described under "Description of Notes - Conversion of Notes." Accordingly, the number of shares of common stock issuable upon conversion of the notes may increase or decrease from time to time. Fractional shares will not be issued upon conversion of the notes; cash will be paid in lieu of fractional shares, if any.

(3)  Does not include shares issuable upon conversion of the notes.

(4) Calculated based on Rule 13d-3(d)(i) of the Exchange Act using 267,321,539 shares of common stock of J. C. Penney Company, Inc. outstanding as of April 19, 2002. Assumes the number of shares of common stock issuable upon conversion of all of a particular holder's notes are outstanding. However, this does not include the conversion of any other holder's notes.

     Information about other selling securityholders will be set forth in additional prospectus supplements, if requested.

     Other than their ownership of our securities, none of the selling securityholders has had any material relationship with us within the past three years. The selling securityholders purchased all of the notes in private transactions. All of the notes and the shares of common stock into which the notes are convertible are "restricted securities" under the Securities Act.